SHARE CERTIFICATE

Number [ ]	Shares [ ]

SEALSq corp

THIS SHARE CERTIFICATE CERTIFIES THAT as of [day] of [month] 20[ ], [NAME OF SHAREHOLDER] of [FULL ADDRESS OF SHAREHOLDER] is the registered holder of [NUMBER OF SHARES] fully paid Ordinary Shares of no par value per share in the above named Company which are held subject to, and transferable in accordance with, the memorandum and articles of association of the Company (as amended).

In Witness Whereof the Company has authorised this certificate to be issued on [date] 20[ ].

By ______________________________
Director